Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2006, relating to the consolidated financial statements of Silicon Image, Inc. (Company) for the year ended December 31, 2005, and our report dated March 15, 2006 on the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Silicon Image, Inc. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
San Jose, California
March 15, 2006